UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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THE PROVIDENCE SERVICE CORPORATION
(Name of Registrant as Specified in Its Charter)

AVALON CORRECTIONAL SERVICES, INC.
DONALD E. SMITH
TIFFANY SMITH
MICHAEL BRADLEY
ERIC S. GRAY
73114 INVESTMENTS, L.L.C.
(referred to as “The Providence Committee for Accountability”) and
BRIAN T. COSTELLO

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June 1, 2009

Shareholders of Providence Service Corporation

Dear Shareholder,

In recent days you have seen and/or received a number of communications from Providence Service Corporation (the “Company”) questioning the motives of the Providence Committee for Accountability (the “Committee”) and impugning the character of the members of that Committee in connection with our quest to give shareholders a voice on the Company’s Board through a proxy solicitation. We do not intend to respond to these aggressive personal attacks with attacks of our own that may harm the Company. The purpose of this letter is simply to respond  by providing the facts so that you can make an informed voting decision.

Attached is a listing of a number of the statements of the Company that are not quite accurate. We invite you to call us to discuss these or any other matters that may be of concern to you. In any event, we ask for your support and your vote at this critical juncture for the Company.

This letter and the accompanying materials may be deemed to be solicitation material in respect of the matters to be considered at the 2009 annual meeting of shareholders.  The Avalon Committee for Accountability (“Committee”) has filed the definitive proxy statement with the Securities and Exchange Commission ("SEC") on May 22, 2009.  Investors and shareholders are urged to read the proxy statement, the BLUE proxy card and any other relevant documents filed or that will be filed with the SEC because they contain important information. Investors and shareholders may obtain the proxy statement and other relevant documents free of charge at the SEC's Web site, http://www.sec.gov/; or at www.dfking.com/prsc; or from the Committee at 13401 Railway Drive, Oklahoma City, Oklahoma 73114.

The Committee consists of 73114 Investments, L.L.C., Donald E. Smith, Tiffany Smith, Michael Bradley, Eric Gray and Avalon Correctional Services, Inc (CITY.PK).  The Committee’s director nominees are Michael C. Bradley and Brian Costello, who are also participants in this proxy solicitation under SEC rules.  The Committee members collectively hold 17.9% of the Providence common stock.

Very Truly Yours,

/s/ Donald E. Smith

Donald E. Smith

PROVIDENCE DISTORTIONS

DISTORTION: “Dear Fellow Providence Stockholder”

Although many of the Company’s press releases begin with the words “Dear Fellow Providence Stockholder”, the similarity of our (and your) position with the position of the Directors and management ends with the word stockholder.  The interests of management and the Board are not aligned with shareholders.  For those of us on the outside, the shares we own had to be purchased.  This is not true for the Directors and management.  There is no public record of any share purchases by Directors and Management. There is only a record of Company stock grants and insider stock sales. Furthermore, most recently, once the record date for voting at the annual meeting passed, one Director and three members of management again began selling granted shares.

DISTORTION: “The Avalon Proposal”

The Company asserts that members of The Providence Committee for Accountability (“Committee”) attempted to obtain an unfair advantage over other shareholders by proposing that some of the Company’s debt could be turned into equity.  The Company fails to mention that at our first meeting management asked us to put in writing our suggestion that one way to avoid default on the senior debt and come into compliance on the total debt to EBITDA ratio was to reduce total debt by buying sub-debt at a discount and converting it into equity. The Company conveniently omits the language of the letter stating that it is a suggestion only and not an offer. The Company could have explored this alternative with anyone but did not. Rather than be proactive, management allowed the Company to come within days of defaulting on its debt and spent in excess of $2,000,000.00 in legal fees and penalties in addition to increasing the interest rate on its debt by hundreds of basis points.

DISTORTION: “Costly, distracting and disruptive” consent solicitation and proxy contest.

The Company complains that it has expended approximately $745,000.00 opposing the reinstatement and or reformation of the Company bylaws and in opposing the current proxy solicitation. It is obvious that the Company has expended large sums of money on legal fees, in depth background investigations of the Committee members, advisory fees and related expenses on the proxy contest and the prior consent solicitation. We recognize that the money being spent by the Company’s Board of Directors and management is ultimately your money and our money as shareholders.  Following our actions, however, the Company has amended its bylaws to address many of the concerns that we raised and has recognized the weakness of its Board of Directors by increasing the size of the Board and adding Terence Cryan.  Good governance and better corporate oversight will add shareholder value in the long term.

DISTORTION:  “The members of the Avalon Group have no significant or relevant experience in delivering social services.”

Simply false.  As a leading developer and manager of private community correctional facilities and alternative correctional programming, we have and currently do deliver a variety of social services at our residential and outpatient facilities.

DISTORTION:  “Avalon Corrections Services has a history of substandard corporate governance practices.”

In 2005, Avalon Correctional Services, Inc. voluntarily deregistered from the Securities Act of 1934 and voluntarily dropped its listing on NASDAQ.  Providence asserts that this was bad corporate governance.  Nothing could be further from the truth.  If Avalon had not deregistered, it would have had to comply with the recently enacted Sarbanes-Oxley Act.  Yearly compliance costs were bid at $900,000 to $1,600,000, effectively wiping out the net income of Avalon.  From a cost/benefit standpoint, the decision to deregister made a great deal of sense from the shareholders perspective.  In fact, the stock still trades today at about the same volume and at a slightly higher price. Avalon management votes approximately 80% of the outstanding shares and none of the Avalon management team has ever sold a single share of Avalon stock.

DISTORTION:  “No member of the Avalon Group has ever identified any suggestions for operational improvements or other initiatives to enhance stockholder value.”

In addition to our earlier bylaw proposals (much of which the Board subsequently accepted), we have offered several suggestions for improved performance.  To reiterate:

1.	Management should hold the stock it is given to better align its interests with the shareholders; better still, management could buy some stock with its own money.

2.	Tie management’s pay to actual performance measures.

3.	Stop overpaying for acquisitions. Develop and implement procedures to prevent future overpayments.

4.	Put out for competitive bid the services currently rendered to the Company by Director Rustand’s sons.

5.	Fix the problems with erroneous financial guidance and untimely reporting.

6.	Develop a workable plan to comply with the Company’s debt repayment obligations in the future. Hoping the equity markets improve is not a plan.

7.	Develop and implement procedures monitored by the Board of Directors to make sure management is devoting its full time and attention to the business.

DISTORTION: The Company asserts that Avalon has a history of challenging relationships with governmental payors. The Company alleges Avalon was decertified in Oklahoma from providing mental health services. The Company also has obtained an obscure letter or news article from 1999 regarding escapes from a juvenile correctional facility we built and operated for the State of Oklahoma. The Company also asserts we lost contracts in Colorado.

Avalon would be happy to provide references by our governmental payors upon request. Avalon discontinued its mental health business in 1996 voluntarily because Oklahoma restructured its system and changed reimbursement rates making the business unprofitable.  Its juvenile operations in the State of Oklahoma were determined by the state to have the highest accreditation scores among all State facilities, the lowest recidivism rates, and the highest program completion rates, and we rendered those services to the most violent and dangerous youths in the system at a cost of 1/2 to 2/3rds of the cost at any other facility.  As to Colorado, Avalon did decide to leave the state.  When Avalon left, it transferred its contracts to another provider.  Subsequently that provider had one contract that was not renewed.

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We would encourage Providence stockholders to look beyond the misstatements and half-truths of by Providence management in their effort to distract shareholders from the lackluster performance of Providence’s Management team. During the last six months the Providence management has felt the impact of a shareholder reviewing their history of substandard performance in regard to overpayment for acquisitions, excessive Director compensation, excessive management compensation and poor corporate governance. Rather than address these issues, management has elected to personalize an attack on its largest shareholder.

The only way change can be implemented at Providence is through a process of installing new independent board members to replace the current “hand picked” board members.  We encourage Providence shareholders to look past the personal attacks, to review the public filings and to contact us with any questions.

Additional Information and Where to Find It

These materials may be deemed to be solicitation material in respect of the matters to be considered at the 2009 annual meeting of shareholders. The Committee has filed the definitive proxy statement with the Securities and Exchange Commission ("SEC") on May 22, 2009. Investors and shareholders are urged to read the proxy statement, the BLUE proxy card and any other relevant documents filed or that will be filed with the SEC because they contain important information. Investors and shareholders may obtain the proxy statement and other relevant documents free of charge at the SEC's Web site, http://www.sec.gov/; or at www.dfking.com/prsc; or from the Committee at 13401 Railway Drive, Oklahoma City, Oklahoma 73114.

Participants in Solicitation

The Providence Committee for Accountability consists of 73114 Investments, L.L.C., Donald E. Smith, Tiffany Smith, Michael Bradley, Eric Gray and Avalon Correctional Services, Inc (CITY.PK).  The Committee’s director nominees are Michael C. Bradley and Brian Costello, who are also participants in this proxy solicitation under SEC rules.  The Committee members collectively hold 17.9% of the Providence common stock.

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